Exhibit 99.1

Contact:

Karen L. Howard
Vice President – Finance and Chief Financial Officer
Columbus McKinnon Corporation
716-689-5550
Karen.howard@cmworks.com

Columbus McKinnon Names Eric Woon
Managing Director – Asia Pacific

AMHERST, N.Y., November 10, 2009 – Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of material handling products, today announced the appointment of Eric Woon as Managing Director – Asia Pacific for Columbus McKinnon.  He will also serve as Vice President Columbus McKinnon Asia Pacific Limited, located in Hong Kong, and will be responsible for leading long-term profitable growth for the entire region, with a strong focus on China.   Mr. Woon will also serve as a member of Columbus McKinnon management’s Executive Committee.  Robert Clare, who has been overseeing Columbus McKinnon’s Asian operations as an interim role since February of this year, will remain in Asia for a period of time to ensure an effective transition.

Mr. Woon spent the last 15 years in Asia in highly visible roles, as President of Volvo Construction Equipment China and as President and CEO of tesa tape Asia Pacific, and contributed to the significant growth of both organizations.  He has bachelor’s degrees in economics and political science from the University of Hawaii, as well as master’s degrees in both business administration and international relations from Yale University.

Timothy T. Tevens, President and CEO of Columbus McKinnon, commented, “The Asia Pacific region presents Columbus McKinnon with tremendous prospects for growth, and it is critical that we have the experienced leadership in place to take advantage of future opportunities in the region.  Eric has demonstrated considerable success in guiding the growth in Asia of other organizations headquartered outside of the region, and we are confident he can help us achieve our strategic growth goals as well.”

About Columbus McKinnon

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position or secure materials.  Key products include hoists, cranes, actuators chain and forged attachments.  The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how.  Comprehensive information on Columbus McKinnon is available on its web site at http://www.cmworks.com.

Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the effect of operating leverage, the pace of bookings relative to shipments, the ability to expand into new markets and geographic regions, the success in acquiring new business, the speed at which shipments improve, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

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